SCHEDULE 13D JOINT FILING AGREEMENT


      In accordance with the requirements of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, and subject to the limitations set forth therein, the parties set forth below agree to jointly file the Schedule 13D to which this joint filing agreement is attached, and have duly executed this joint filing agreement as of the date set forth below.


Dated:   April 5, 2004

BP Investments Group, LLC                                FEQ Investments, Inc

By: FEQ Investments, Inc., its Manager              By:  /s/ Ernest A. Bartlett
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                                                        Name: Ernest A. Bartlett

By:  /s/ Ernest A. Bartlett                             Title: President
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Name: Ernest A. Bartlett
Title: President

Ernest A. Bartlett

/s/ Ernest A. Bartlett